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Exhibit 3.2

CERTIFICATE OF AMENDMENT
TO THE
RESTATED CERTIFICATE OF INCORPORATION
OF
BUCYRUS INTERNATIONAL, INC.

        Bucyrus International, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that:

        FIRST: The Restated Certificate of Incorporation of the Corporation, as amended, is hereby amended by deleting Sections (1) and (2) of Article IV thereof in its entirety and substituting the following in lieu thereof:

        "(1) The Corporation shall be authorized to issue 13,600,000 shares of capital stock, all of which shares shall be shares of Common Stock, $0.01 par value ("Common Stock").

        Upon this Certificate of Amendment to the Restated Certificate of Incorporation of the Corporation becoming effective pursuant to the General Corporation Law of the State of Delaware (the "Effective Time"), every share of the Corporation's common stock, par value $.01 per share (the "Old Common Stock"), issued and outstanding immediately prior to the Effective Time, will be automatically reclassified as and converted, on an 8-for-1 basis, into eight (8) shares of common stock, par value $.01 per share, of the Corporation (the "New Common Stock").

        Each stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified, provided, however, that each holder of record of a certificate that represented shares of Old Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified."

        SECOND: The foregoing amendment was duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

******

        IN WITNESS WHEREOF, Bucyrus International, Inc. has caused this Certificate to be executed by its duly authorized officer on this 9th day of June, 2004.

BUCYRUS INTERNATIONAL, INC.
By:	/s/ CRAIG R. MACKUS
	Name:	Craig R. Mackus
	Title:	Chief Financial Officer, Controller and Secretary

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CERTIFICATE OF AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION OF BUCYRUS INTERNATIONAL, INC.